Exhibit 99.1
Liberator Medical Mourns the Death of Joseph D. Farish, Jr.,
a Member of Its Board of Directors
STUART, Fla., Sep 22, 2010 (GlobeNewswire via COMTEX) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) (the “Company”) announces with great sadness the death of Joseph D. Farish, Jr., on September 13, 2010. Mr. Farish was a member of the Company’s Board of Directors and served on the Audit and Compensation Committees.
Mr. Farish was a member of the Florida Bar for more than 59 years. He was a well respected attorney and businessman. Mr. Farish gave generously to many charities, served on numerous boards, and was a community activist for more than 50 years. For more information on Mr. Farish, see http://www.palmbeachpost.com/news/legal-legend-joseph-farish-remembered-at-funeral-for-927127.html.
“We are all greatly saddened by the passing of Joe Farish,” said Mark Libratore, the Company’s President and CEO. “Joe was an inspiration to all of us at Liberator Medical. He was a man of strong character and will be sorely missed by the entire Liberator family and throughout the South Florida community.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Forward-Looking Statements
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.